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infoUSA Inc.
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Dolphin Financial Partners, L.L.C.
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Contact: Art Crozier, Innisfree (212) 750-5833

DOLPHIN ISSUES THIRD REPORT TO infoUSA SHAREHOLDERS

DOLPHIN RELEASES MR. VINOD GUPTA’S SEPTEMBER 7, 2005 LETTER TO THE BOARD

“To put me back in the poison pill would be a wrong move.
My family holdings of 40% keep the other short sellers honest. ”

“When our stock got crushed, I had no choice but to support the stock.
That was the primary reason for offering $11.75 for the shares.”

STAMFORD, Conn., May, 2, 2006—Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C., which together hold 2.0 million shares (3.6%) of infoUSA Inc. (NASDAQ: IUSA), today issued a third report to all infoUSA shareholders based upon Company documents obtained through Dolphin’s books and records request under Delaware law.

This latest report relates to a letter dated September 7, 2005 that Mr. Vinod Gupta, Chairman, CEO and 40% shareholder of infoUSA, wrote to the full Board. Dolphin believes that the letter again demonstrates why Mr. Vinod Gupta should not be serving as a director of the Company, and why he and the other Company nominees who have been unable or unwilling to rein him in should also not be re-elected to the Board. Mr. Vinod Gupta’s letter was in response to an August 31, 2005 letter Dolphin had sent to the full Board on a broad range of issues, including Mr. Vinod Gupta’s exemption from infoUSA’s poison pill and his June 13, 2005 offer to acquire infoUSA for $11.75 per share.

Dolphin believes that it is important for all shareholders to see Mr. Vinod Gupta’s letter first hand, the full text of which is now available on Dolphin’s Web site: www.iusaccountability.com. Dolphin’s August 31, 2005 letter appears in its proxy materials.

While shareholders should read Mr. Vinod Gupta’s letter in full, together with Dolphin’s commentary appearing on the Web site, we now draw your attention to two statements in particular:

Mr. Vinod Gupta’s Exemption from the Shareholder Rights Plan

Dolphin’s August 31st letter (as well as subsequent letters) challenged the exemption from the Company’s shareholder rights plan for Mr. Vinod Gupta and his affiliates, particularly in light of Mr. Vinod Gupta’s statement that he would be unwilling to sell his shares in a competing transaction even if it offered more value to shareholders. This is how Mr. Vinod Gupta responded:

To put me back in the poison pill would be a wrong move. My family holdings of 40% keep the other short sellers honest. That means that they cannot play games with the stock because they know that I am willing to buy back the shares.

According to Mr. Vinod Gupta, he and his affiliates, as the only shareholders exempt from the shareholder rights plan, should be allowed to accumulate unlimited amounts of Company stock in the open market and through option exercises thereby positioning him to obstruct transactions with other parties that may be in the best interests of all shareholders, in order to keep “short sellers” in check. We think—and we believe that other shareholders will agree—that this explanation is simply gibberish.

Not surprisingly, there is no trace of his argument in the minutes of the Board adopting the shareholder rights plan in July 1997. In fact, there is no discussion whatsoever in those Board minutes that we received regarding Mr. Vinod Gupta’s exemption from the shareholder rights plan. (These minutes are now available at www.iusaccountability.com.)

As a result of this lack of oversight by the full Board, Mr. Vinod Gupta has been free to accumulate shares and receive and exercise options that are dilutive to other shareholders. Dolphin finds the actions of both Mr. Vinod Gupta and the full Board in this regard very disturbing and detrimental to the interests of unaffiliated shareholders.

Mr. Vinod Gupta’s Failed $11.75 Offer Proposal

In Dolphin’s August 31st letter, Dolphin questioned the fairness and opportunism of Mr. Vinod Gupta’s $11.75 bid for the Company in June 2005. This is his response:

After we lowered our revenue guidance due to the Donnelley Marketing revenue shortfall, our stock got crushed. At that time I had no choice but to support the stock. That was the primary reason for offering $11.75 for the shares.

This confession shocks us. In addition to the possible implications of this statement under federal securities law, it implies that Mr. Vinod Gupta did not make his bid in good faith, but rather in order to prop up the Company’s stock price. The full Board established a Special Committee, which expended considerable time, effort and shareholder funds to evaluate an offer that appears to have been illusory. How can the full Board allow Mr. Vinod Gupta to continue to chair the infoUSA Board?

This is yet another demonstration of why infoUSA shareholders need to elect the three new highly qualified and independent directors nominated by Dolphin. These nominees have no ties to Dolphin or to infoUSA or its management.

Dolphin will continue to report to all infoUSA shareholders its findings under its books and records requests and to make these reports available at the www.iusaccountability.com Web site.